Exhibit 99.1

LightPath announces first production from its new Shanghai, China facility

LightPath Technologies meets aggressive schedule for China production

(February 7, 2006) ORLANDO, FL LightPath Technologies, Inc. (NASDAQ: LPTH), a manufacturer and integrator of families of precision molded aspheric optics, GRADIUM® glass products, high-performance fiber-optic collimators and isolators, today announced first production output of molded aspheric lenses from its new 17,000 sq. ft. facility in Jiading, located on the western edge of Shanghai. The operation was established to increase production capacity, enabling LightPath to compete for larger-volume orders of optical components and assemblies, and strengthen partnerships in the Asia/Pacific region. In addition to providing increased production capacity, the Jiading operation will house LightPath's Asia/Pacific sales, marketing and engineering organizations. This will provide the launch point for expanding our sales in the Asia/Pacific market and enable the Orlando headquarters to concentrate on lower-volume, quick- turn manufacturing and new advanced custom optical product development.

"Last October when we announced the creation of our new WOFE, we had a very aggressive schedule to build out a clean room and gray labs for production and engineering. We are very pleased to announce first production products from our Shanghai facility," said Ken Brizel, CEO and President of LightPath. "Our team has done an outstanding job establishing first production product in record time. Our Shanghai operation currently employees 27 people and is poised to deliver product for our third quarter shipments."

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, optical assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the Nasdaq Capital Market under the symbol "LPTH." Investors are encouraged to go to LightPath's website for additional financial information.

Contacts: Edward Patton, Vice President Marketing

LightPath Technologies, Inc. (407) 382-4003

Internet: www.lightpath.com

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.